Exhibit 19.1
POLICY NAME:
230 Securities Investments
Effective Date: 01/14/01
Revised Date: 01/24/25
Contact: ***@REGENERON.COM
PURPOSE
Regeneron Pharmaceuticals, Inc. ("Regeneron" or the "Company") and its directors, officers, and employees and certain other related persons are subject to "insider trading" laws. These laws prohibit individuals with material non-public information about a company from buying or selling securities of that company or from giving such information ("tipping") to another person. These laws also require companies and supervisory personnel to affirmatively supervise the actions of employees to ensure compliance. It is also Regeneron’s policy to comply with applicable securities laws concerning trading in Company Securities (as defined below) on Regeneron’s behalf.
To assure Regeneron and its directors, officers, and employees and certain other related persons are attentive to these laws and to promote compliance with these laws, as well as to maintain the integrity and reputation of both the Company and such individuals, Regeneron has adopted the following policy.
SCOPE
This policy applies to all employees of Regeneron.
POLICY
1.General Policy and Prohibitions
No director, officer, or employee of the Company or any of its subsidiaries who is aware of material non-public information relating to the Company may, directly or indirectly through other persons or entities, (i) buy or sell Company Securities, except as expressly permitted under this policy, (ii) give, communicate, or in any way convey such information on a non-confidential basis to another person outside the Company (including, but not limited to, family, friends, business associates, investors, and expert consulting firms), (iii) recommend the purchase or sale of any Company Securities, or (iv) assist anyone engaged in the foregoing activities. Regeneron’s policy also is to comply with applicable securities laws concerning trading in Company Securities on Regeneron’s behalf.
The Company may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to material non-public information. All of the persons referred to in the preceding two sentences of this paragraph are collectively referred to in this policy as "Company Personnel."
Except as specifically noted in this policy, there are no exceptions to this policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.
a.Scope of Information
This policy also covers information about any company (i) with which the Company does business, such as the Company’s strategic partners, collaborators, distributors, vendors, customers, or suppliers, or (ii) that is involved in a potential transaction or business relationship with the Company (collectively, "Company Partners"). Any material non-public information obtained by Company Personnel which relates to a Company Partner should be treated as Regeneron's information and, accordingly, any such Company Personnel may not trade in that Company Partner's securities until the information becomes public or is no longer material.
b.Persons Covered
This policy applies to all Company Personnel, family members who live in their household (including a spouse, a child, a child away at college, step-children, grandchildren, parents, step-parents, grandparents, siblings, and in-laws), others who live in their household, and any other people or entities that might reasonably be deemed to have a relationship (legal, personal, or otherwise) meriting coverage, such as those whose transactions in Company Securities are directed by a member of Company Personnel (for example, a family trust of which such member is trustee) or are subject to such member's influence or control (collectively, the "Covered Persons").
c.Securities Subject to the Policy
This policy applies to transactions in the Company's securities, including without limitation the Company's common stock, Class A stock, options to purchase common stock, or any other type of securities that the Company issued or may issue from time to time, whether equity or debt securities and whether derivative or non-derivative and convertible or non-convertible, including (but not limited to) preferred stock, bonds, notes, debentures, and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to any securities of the Company. The securities referred to in the immediately preceding sentence are collectively referred to in this policy as "Company Securities."
d.Individual Responsibility
Company Personnel and their respective Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and other information as provided in this policy and other Company policies and not to engage in transactions in Company Securities while aware of material non-public information relating to the Company. Each member of Company Personnel is responsible for making sure that he or she complies with this policy and any Covered Person of such member also complies with this policy, including by making any such Covered Person aware of the need to confer with such member before trading in Company Securities. Each member of Company Personnel should treat all transactions by his or her Covered Persons covered by this policy for the purposes of this policy and applicable securities laws as if the transactions were for such member's own account. In all cases, the responsibility for determining whether an individual is aware of material non-public information rests with that individual, and any action on the part of the Company, the General Counsel (as defined below), or any other employee or director pursuant to this policy (or otherwise)

does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws, as described below in more detail in paragraph 7 and under the heading "Legal Consequences."
e.Administration of this Policy
As used in this policy, "General Counsel" means the General Counsel of the Company or his or her designee, if any. The General Counsel shall be responsible for administration of this policy, and all determinations and interpretations by the General Counsel under this policy shall be final and not subject to further review.
f.What is Material Information?
The term "material information" should be construed broadly. Information is considered "material" if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the price of Company Securities, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
i.projections of future earnings or losses, or other guidance (including, without limitation, projections or other guidance relating to product sales; research and development expenses; selling, general, and administrative expenses; capital expenditures; and income tax obligations), or changes thereof;
ii.news of a pending or proposed merger, acquisition, or tender offer;
iii. news of a significant new business transaction or license agreement;
iv. significant regulatory developments or product approvals;
v. a declaration of a stock split or the offering of additional Company Securities;
vi. a change in management;
vii. bank borrowings or other financing transactions out of the ordinary course;
viii. a significant cybersecurity incident;
ix. significant new clinical results or discoveries;
x. significant litigation or litigation developments; and
xi. significant new contracts or loss of business.
Developments in the Company's laboratories, clinical studies, the work of the Company's partners and collaborators, and other scientific developments are examples of potential material inside information. Information as to the success, failure, or even the unchanging status of particular aspects of the Company's business can be considered material.

g.When is Information Deemed Public?
Company Personnel may trade only when they are certain that official announcements of material information have been sufficiently publicized so the public has had the opportunity to evaluate the information and to absorb it. Company Personnel may not attempt to "beat the market" by trading simultaneously with, or shortly after, the official release of material information. Insider trading is not made permissible merely because material information is reflected by rumors or other unofficial statements in the marketplace. Information would likely not be considered widely disseminated if it is available only to the Company's employees, or if it is only available to a select group of analysts, brokers, and institutional investors. Company Personnel should presume that information is non-public unless they can point to the official release of that information by the Company in at least one of the following ways: (i) publicly available filings with the Securities and Exchange Commission (the “SEC”); (ii) issuance of press releases via a major newswire; or (iii) the Company’s media and investor relations website. As a general rule, Company Personnel should not engage in any transactions until 24 hours after an announcement is publicly released, but in any event no earlier than the next business day following the date of such public release. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific non-public information.
h.Prohibition of "Tipping"
Great care must be given to ensure that only approved non-public information is passed to persons outside the Company. Company Personnel have already signed confidentiality agreements. However, every practicable step to preserve the confidentiality of Company information must be affirmatively taken by all Company Personnel. For example:
i.Don't discuss new developments in elevators, hallways, restaurants, airplanes, taxicabs, or any other place where you can be overheard.
ii.Don't gossip.
iii. Don't read documents containing non-public information in public places or discard them where they can be retrieved by others.
iv. Don't carry documents with non-public information in elevators, hallways, etc., in an exposed manner.
v. Beware of conducting sensitive conversations on speaker telephones in offices or on cellular phones in public, etc.
vi. Cover confidential documents on your desk before you leave your room; don't leave confidential papers lying where visitors can see them.
vii. Under no circumstances are Company Personnel to copy Regeneron documents for their personal use without express consent of a supervising employee. This includes but is not limited to any documents relating to any of our partners or collaborators.

i.10b5-1 Trading Plans
Notwithstanding the "General Prohibitions" in this paragraph 1 and the specific pre-clearance procedures set forth in paragraph 5, Company Personnel may, under the limited circumstances discussed below, establish written, predetermined trading programs ("Rule 10b5-1 Trading Plans") that meet the requirements of Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 10b5-1 provides for (i) scheduled trading of Company Securities based on predefined agreements, instructions or plans, or (ii) trading of Company Securities by an independent entity (such as a brokerage firm) when the individual making the investment decision is not aware of material nonpublic information regarding the Company and Company Securities, and the entity has implemented reasonable policies and procedures to prevent insider trading. Trading pursuant to a Rule 10b5-1 Trading Plan may occur even when the applicable Company Person is aware of material non-public information. Each Rule 10b5-1 Trading Plan must be reviewed and pre-approved by the General Counsel on behalf of the Company prior to its effectiveness. Refer to the Company’s Rule 10b5-1 Trading Plan Guidelines attached as Exhibit A to this policy for specific requirements for Rule 10b5-1 Trading Plans.
Rule 10b5-1 Trading Plans generally must be established at a time when the applicable Company Personnel member is not aware of material non-public information. The Rule 10b5-1 Trading Plan documentation must specify, among other things, the amount of Company Securities to be purchased or sold, the price at which the transaction is to take place, and the date on which each transaction is to be performed. Alternatively, the Rule 10b5-1 Trading Plan may establish an objective formula for any or all of these criteria. A Rule 10b5-1 Trading Plan may also be structured to give complete discretion to a third party to control how, when, or whether to effect purchases or sales, provided that the person effecting the transactions is not aware of any material non-public information when effectuating any purchases or sales.
Once a Rule 10b5-1 Trading Plan is prepared and becomes effective, it cannot be changed or deviated from except in extremely limited circumstances and (i) with notice to and pre-approval from the General Counsel, and (ii) only at a time when the applicable Company Personnel member is not aware of material non-public information. In addition, Company Personnel may not engage in any separate transactions that directly or indirectly alter or offset the authorized transactions under a Rule 10b5-1 Trading Plan (such as a hedging transaction). At the discretion of the Company, the existence and/or the terms of a Rule 10b5-1 Trading Plan may be disclosed to the public through a press release, a filing with the SEC, or through other means to be determined by the Company. Directors and designated officers of the Company subject to Section 16 of the Exchange Act (collectively, “Section 16 Insiders”) should be aware that the Company will be required to make quarterly disclosures regarding all Rule 10b5-1 Trading Plans entered into, amended, or terminated by Section 16 Insiders and the material terms of such plans, other than pricing information.
Note that the Company's acceptance of a Rule 10b5-1 Trading Plan does NOT mean the plan meets the requirements of Rule 10b5-1. The Company has no obligation to monitor your trading activities (whether to ensure you are complying with your Rule 10b5-1 Trading Plan or otherwise); however, the Company reserves the right to halt any transaction that fails to meet the terms of the applicable Rule 10b5-1 Trading Plan or this policy.
2.Additional Prohibited and Certain Specific Transactions
The Company has determined there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this policy engage in certain types of transactions. Therefore, it is the Company's policy that any Company Personnel and their respective Covered Persons may not engage in any of the following transactions or must otherwise comply with the requirements described below:
a.Short Sales
Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, have the potential to signal to the market the seller lacks confidence in the Company's prospects. In addition, short sales may reduce a seller's incentive to seek to improve the Company's performance.
For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned "Hedging Transactions.")
b.Publicly Traded Options
Transactions in options relating to Company Securities may create the appearance that a member of Company Personnel is trading based on material non-public information or focuses his or her attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in put options, call options, or other similar derivative securities relating to Company Securities, on an exchange or in any other organized market, are prohibited by this policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
c.Hedging Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit Company Personnel to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, Company Personnel may no longer have the same objectives as the Company's other shareholders. Therefore, Company Personnel and their respective Covered Persons are prohibited from engaging in any such transactions.
d.Margin Accounts and Pledged Securities
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities, Company Personnel and their respective

Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.
e.Standing and Limit Orders
Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Trading Plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and, as a result, the broker could execute a transaction when a director, officer or other employee is aware of material non-public information. If a member of Company Personnel determines that he or she must use a standing order or limit order, the order should be limited to short duration and must otherwise comply with the general prohibitions set forth in paragraph 1 above, as well as the restrictions and procedures outlined in paragraph 5 below (if applicable).
3.Special Provisions for Lectures and Publications
Any scientist, researcher, or other Regeneron employee who intends or plans to (i) speak or otherwise actively participate in any seminar, lecture, or other public function, (ii) publish, circulate, or otherwise distribute any article, research memorandum, or other piece of research writing (except for internal distributions within Regeneron), (iii) in any way disseminate any other material information, pertaining to Regeneron or to scientific developments with which Regeneron is involved, must, prior to engaging in such activity, consult with the General Counsel in order to determine the repercussions of such engagement upon the Company's policy as set forth herein, and take such actions prior to such engagement as the General Counsel may deem appropriate. This requirement is consistent with the Regeneron employment agreement and Regeneron's protection of intellectual property rights.
4.Transactions Not Subject to Policy
This policy does not apply in the case of the following transactions, except as specifically noted:
a.Bona Fide Gifts of Company Securities Not Treated as Charitable Deductions
Bona fide gifts of Company Securities made in good faith for which the donor is not claiming a charitable deduction are not subject to this policy.
b.Stock Option Exercises
This policy does not apply to the exercise of an employee stock option acquired pursuant to the Company's plans to the extent the exercise is done in a manner where there is no market transaction and no transaction with a third party, nor does it apply to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The payments in respect of the exercise price or tax withholding obligations can be made by cash, option shares, or tendered shares via "attestation" or actual share delivery. If you use attestation, you will not have to deliver physical Company Securities to the Company. Rather, you will provide the Company with evidence that you own and have held for at least six (6) months a number of Company Securities with a dollar value at least equal to the exercise price and/or the taxes. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

c.Restricted Stock Awards
This policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold Company Securities to satisfy tax withholding requirements upon the vesting of any restricted stock. The payments in respect of the tax withholding obligations can be made by cash or tendered shares via "attestation" or actual share delivery. If you use attestation, you will not have to deliver physical Company Securities to the Company. Rather, you will provide the Company with evidence that you own and have held for at least six (6) months a number of Company Securities with a dollar value at least equal to the taxes. This policy does apply, however, to any market sale of restricted stock. For the avoidance of doubt, this policy does not apply to the vesting of restricted stock.
d.401(k) Plan
This policy does not apply to your acquisition of Company Securities in the Company's 401(k) savings plan resulting from any annual or quarterly matching contribution in Company Securities made by the Company in its discretion. The Company's 401(k) savings plan does not provide for an allocation of a portion of your period contributions to a Company stock fund, nor does it allow a liquidation of some or all of your Company stock fund balance in the case of a loan against your 401(k) savings plan balance or a pre-payment of your plan loan balance resulting in an allocation of loan proceeds to the Company stock fund. This policy does apply, however, to an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund or any market sale of Company Securities out of a 401(k) savings plan balance, other than an automatic minimum annual distribution made in accordance with relevant tax rules and regulations initiated by a third party not controlled by or influenced by Company Personnel or their respective Covered Persons.
e.Other Similar Transactions and Other Company Plans
Except as may be determined by the General Counsel, any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this policy. In addition, this policy does not apply to any conversion of the Company's Class A stock (whether optional or mandatory) into common stock (however, this policy does apply to any sale of the common stock issued upon such conversion). In addition, this policy applies to the conversion of other Company Securities (such as convertible notes), other than employee stock options acquired pursuant to the Company's plans as described in paragraph 4.b above. To the extent the Company in the future adopts an employee stock purchase plan, a dividend reinvestment plan, or other similar plan, this policy will be amended to address such plan or plans and transactions and elections thereunder. In the absence of such an amendment, the General Counsel may, consistent with the principles set forth in this policy, address such issues in a written supplement to this policy, which shall be binding on Company Personnel and their respective Covered Persons.
5.Trading Window and Pre-Clearance Procedures
a.Additional Procedures Applicable to Designated Persons
Except for permitted transactions under Rule 10b5-1 Trading Plans, Section 16 Insiders, other designated officers of the Company, and other designated Company Personnel (together with their respective Covered Persons) (collectively, the "Designated Persons")

may (i) buy or sell Company Securities in the market or (ii) make a gift of Company Securities treated as a charitable deduction only (A) outside of a Blackout Period (as defined below) and (B) after obtaining prior approval ("Pre-Clearance") from the General Counsel. The restrictions set forth in this paragraph 5 are in addition to the "General Prohibitions" in paragraph 1.
b.Pre-Clearance Procedures
Pre-Clearance shall be documented in a completed Transaction Authorization Form countersigned by the General Counsel, which shall be submitted to the General Counsel at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for Pre-Clearance, and may determine not to permit the transaction. If a Designated Person seeks Pre-Clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. When a request for Pre-Clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company, and should describe fully those circumstances to the General Counsel. The requestor who is a Section 16 Insider should also indicate whether he or she has effected any non-exempt "opposite-way" transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor who is a Section 16 Insider should also be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and file Form 144, if necessary, at the time of any sale. Any transaction for which Pre-Clearance has been obtained must be effected within the number of days indicated in the Transaction Authorization Form (not to exceed five business days from the receipt of Pre-Clearance unless an extension or exception is granted by the General Counsel). Transactions not effected within this time frame are subject to new Pre-Clearance. If a request for Pre-Clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
c.Quarterly and Event-Specific Trading Restrictions
Designated Persons may not conduct any transactions involving Company Securities (other than as specified by this policy) during a "Blackout Period." As used in this policy, "Blackout Period" means (i) the period that generally begins on the first business day of the third month in the Company's fiscal quarter and ends at the start of market hours of the NASDAQ Stock Market regular trading session on the business day following the date on which the Company holds its quarterly conference call for investors and others (but, unless otherwise determined by the General Counsel, in any event no earlier than 24 hours after such call) (the "Quarterly Blackout Period") and (ii) an event-specific trading restriction period, as determined by the General Counsel (the "Event-Specific Blackout Period"). From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or employees. So long as the event remains material and non-public, the Designated Persons may not trade Company Securities. In addition, the Company's financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, the Designated Persons should refrain from trading in Company Securities even sooner than the typical Quarterly Blackout Period described above. In that situation, the General Counsel may notify the Designated Persons (or a subset thereof) that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of the Event-Specific Blackout Period or extension of a Quarterly Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if you are not a Designated Person, you should not trade while aware of material non-public information. Exceptions will not be granted during any Blackout Period.
d.Permissible Stock-for-Stock (Net) Option Exercise and Class A Stock Conversion by Designated Persons During Blackout Period
Designated Persons engaging in a permissible stock-for-stock option exercise described in paragraph 4.b above may not sell, pledge, or otherwise engage in any transactions with respect to the Company Securities they obtain upon the exercise (or any other Company Securities they hold) until the Blackout Period has ended and Pre-Clearance for the transaction has been obtained. Similarly, Designated Persons converting any shares of Class A stock into shares of common stock as permitted under paragraph 4.e above may not sell, pledge, or otherwise engage in any transactions with respect to common stock issued upon such conversion (or any other Company Securities they hold) until the Blackout Period has ended and Pre-Clearance for the transaction has been obtained.
6.Post-Termination Transactions
If an individual is aware of material non-public information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. In addition, although the Pre-Clearance procedures under paragraph 5.b above will cease to apply upon termination of service, individuals subject to a Blackout Period at the time of termination may not trade in Company Securities until such Blackout Period has ended.
7.Company Sanctions
In addition to the legal consequences associated with violations of "insider trading" laws (described below), Company Personnel who fail to comply with the policy as set forth in this statement of policy can be subjected to sanctions imposed directly by the Company, including dismissal for cause.
Legal Consequences
The consequences of violating insider trading laws are severe for both employees and companies. Individuals who trade on inside information or who "tip" information to others can face a civil penalty of up to three times the profit gained or loss avoided, a criminal fine (no matter how small the profit) of up to $5,000,000, and a jail term of up to 20 years. A company (as well as supervisory personnel) that fail to take appropriate steps to prevent illegal trading is subject to a civil penalty of the greater of $2,600,000 or three times the profit gained or loss avoided as a result of an employee's violation and a criminal penalty of up to $25,000,000. Even if an investigation by the SEC does not result in criminal or civil sanctions, the investigation itself can tarnish a person's or a company's reputation and irreparably damage a person's career.
FURTHER INFORMATION
Questions concerning this policy should be directed to the General Counsel.

Exhibit A
Regeneron Pharmaceuticals, Inc.
Rule 10b5-1 Trading Plan Guidelines
The following guidelines apply to all written trading plans (“Rule 10b5-1 Trading Plans”) involving securities of Regeneron Pharmaceuticals, Inc. (the “Company”) under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Capitalized terms not defined in these guidelines have the respective meanings given to such terms in the Insider Trading Policy (as defined below).
1.Prior Approval. All individuals subject to the Company’s Policy 230, Securities Investments (the “Insider Trading Policy”) (all such individuals, collectively, “Company Personnel”) who wish to enter into a Rule 10b5-1 Trading Plan must comply in all respects with the Insider Trading Policy and applicable law and submit the Rule 10b5-1 Trading Plan to the General Counsel for advance approval (generally at least five business days prior to the planned entry into the Rule 10b5-1 Trading Plan). In addition, prior submission to the General Counsel is required for any amendment or early termination of an effective Rule 10b5-1 Trading Plan.
2.Entry into a Plan. A member of Company Personnel may enter into a Rule 10b5-1 Trading Plan only at a time when he or she is not aware of material non-public information regarding the Company or its securities and when a Blackout Period is not in effect with respect to such member under the Insider Trading Policy. Each Rule 10b5-1 Trading Plan must include a representation that, as of the date of adoption of such Rule 10b5-1 Trading Plan, the member of Company Personnel who wishes to enter into such Rule 10b5-1 Trading Plan is not aware of any material non-public information about the Company or its securities, and that the Rule 10b5-1 Trading Plan is being adopted in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
3.Waiting Period. The waiting periods from the time a Rule 10b5-1 Trading Plan is adopted until the time of the first trade under the Rule 10b5-1 Trading Plan must comply with requirements of Rule 10b5-1. Specifically, Rule 10b5-1 Trading Plans established by directors and officers subject to Section 16 of the Exchange Act (collectively, “Section 16 Insiders”) must include a waiting period consisting of the later of (i) 90 days after the adoption of the Rule 10b5-1 Trading Plan, or (ii) the period ending two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted (but in any event, this waiting period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Trading Plan). For all other individuals, the waiting period must be at least 30 days from adoption of the Rule 10b5-1 Trading Plan. For the avoidance of doubt, subject to further guidance from the SEC, Section 16 Insiders may not begin the first trade under a Rule 10b5-1 Trading Plan until the later of the 91st day from adoption of the Rule 10b5-1 Trading Plan or the third business day after the Company’s filing of the applicable Form 10-Q or Form 10-K (but in any event no later than the 121st day from adoption of the Rule 10b5-1 Trading Plan), and individuals other than Section 16 Insiders may not begin the first trade until the 31st day from adoption of the Rule 10b5-1 Trading Plan.
4.Multiple Plans. Generally speaking, a member of Company Personnel entering into a Rule 10b5-1 Trading Plan may have only one Rule 10b5-1 Trading Plan in place at any time. An exception to this restriction applies for certain separate Rule 10b5-1 Trading Plans with different brokers that would be treated as a single “plan” such as when a person holds Company securities in multiple brokerage accounts. Additionally, a member of Company Personnel may enter into one later-commencing Rule 10b5-1 Trading Plan so that the waiting period of the later plan can begin to run while an existing Rule 10b5-1 Trading Plan is in place, provided that the individual does not early terminate the first Rule 10b5-1 Trading Plan, in which case a full waiting period from the time of such termination must occur. Finally, Company Personnel may have an additional Rule 10b5-1 Trading Plan providing only for eligible sell-to-cover transactions, where the plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award.
5.Single Transaction. Rule 10b5-1 prohibits more than one Rule 10b5-1 Trading Plan in any 12-month period that is designed to effect a single transaction. Single transaction Rule 10b5-1 Trading Plans are generally discouraged.
6.Amendments. Amendments to Rule 10b5-1 Trading Plans will be permitted only at a time when: (i) the member of Company Personnel is not aware of material non-public information regarding the Company or its securities and (ii) a Blackout Period is not in effect with respect to such member under the Insider Trading Policy. Furthermore, any amendment relating to the amount, price, or timing of the purchase or sale of securities will be subject to the same waiting periods as would be applicable to a new Rule 10b5-1 Trading Plan, as described above.
7.Termination. A Rule 10b5-1 Trading Plan may be terminated upon notification to the General Counsel at a time when the member of Company Personnel is not aware of material non-public information regarding the Company or its securities and a Blackout Period is not in effect with respect to such member under the Insider Trading Policy. However, terminating a Rule 10b5-1 Trading Plan is strongly discouraged because it may call into question whether the plan was entered into in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense.
8.Outside Trades. Adoption of a Rule 10b5-1 Trading Plan does not preclude trading outside the Rule 10b5-1 Trading Plan that otherwise is in accordance with the Insider Trading Policy. However, Company Personnel should be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to such trades outside a Rule 10b5-1 Trading Plan. In addition, under Rule 10b5-1, Company Personnel may not have further influence over whether, when, or how the trades under the Rule 10b5-1 Trading Plan are made once the Rule 10b5-1 Trading Plan is put in place, and, therefore, their trading outside the Rule 10b5-1 Trading Plan must not have direct or indirect influence on the trading instructions under the Rule 10b5-1 Trading Plan.
9.Section 16. Each Section 16 Insider understands that the approval or adoption of a Rule 10b5-1 Trading Plan in no way reduces or eliminates such Section 16 Insider’s obligations under Section 16 of the Exchange Act, including such Section 16 Insider’s disclosure and potential short-swing trading liabilities thereunder. If any questions arise, such Section 16 Insider should consult with his or her own counsel in implementing a Rule 10b5-1 Trading Plan. In addition, each Section 16 Insider must agree to cooperate with the Company in any reporting of the Rule 10b5-1 Trading Plan in the Company’s SEC filings.